 Exhibit 99.1

Aqua Metals Reports Second Quarter 2026 Results and Advances Phased Commercialization Plan for Headwaters ARC

Staged commercialization plan is designed to establish domestic processing capacity for the fast-growing LFP critical minerals processing market

Reno, NV, July 30, 2026 — Aqua Metals (NASDAQ: AQMS), a U.S. critical minerals processing company commercializing lower-cost recovery and refining technologies, today reported financial results for the second quarter ended June 30, 2026, and provided an update on execution of its phased Headwaters ARC commercialization plan.

Strategic Initiatives and Pathway to Revenue Generation

“The second quarter marked Aqua Metals’ transition from technology validation to commercial execution,” said Steve Cotton, President and CEO of Aqua Metals. “We believe the next major buildout in the domestic battery supply chain is not another battery factory. It is the processing infrastructure required to recover critical minerals from the manufacturing scrap and end-of-life batteries those factories produce. Headwaters ARC is designed to be that infrastructure.

“Our commercialization plan is intentionally phased. Phase 1 is designed to deploy commercially proven preprocessing equipment to recover copper, aluminum and high-grade black mass from segregated LFP battery materials, establishing a pathway to revenue while reducing execution risk. Phase 2 is designed to expand the value we recover from that material, with AquaRefining™ integrated after that base is operating to upcycle black mass into battery-grade lithium carbonate, iron phosphate and graphite, creating the opportunity to capture significantly greater value from the same feedstock.

“Every workstream we have advanced, from site diligence and engineering to equipment selection, capital formation and customer engagement, was directed at one objective: reducing execution risk and shortening the path to commercial operations at Headwaters ARC.”

Headwaters ARC Commercialization Progress

On July 7, 2026, Aqua Metals announced it had advanced to final site-specific diligence and negotiations on a Midwest development opportunity for Headwaters ARC, the Company’s planned commercial battery recycling and critical minerals recovery campus. The opportunity includes an existing industrial facility of approximately 150,000 square feet and approximately 50 or more acres of land, located within a short drive of six major LFP gigafactory projects. The Company expects to announce its selected development path during the current quarter, subject to completion of diligence, negotiations, financing, and customary approvals.

During and subsequent to the quarter, Aqua Metals advanced five foundational workstreams supporting the Headwaters ARC commercialization plan:

●	Site and infrastructure: advanced final site-specific diligence, engineering definition, permitting preparation and commercial planning for the Midwest Headwaters ARC opportunity.
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Processing configuration: progressed the Phase 1 operating configuration and continued evaluating preprocessing equipment partners with multiple commercial systems already operating at industrial scale. The Company expects to announce its selected Phase 1 equipment and strategic processing partner in the near term.

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Capital formation: advanced project financing, staged equipment financing, third-party real estate structures and economic development opportunities, with Newmark’s Advanced Manufacturing Practice Group engaged as an advisor for Headwaters ARC.

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Commercial engagement: expanded discussions with prospective feedstock suppliers, logistics partners and offtake counterparties for aluminum and copper fines, high-specification black mass and recovered critical materials.

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Technology validation: continued operating the Innovation Center and demonstration plant, now with more than 5,000 cumulative operating hours, to validate commercial process flows, support Headwaters ARC engineering and advance battery-grade product development.

A Staged Commercial Model

Phase 1 is expected to include production of high-specification black mass, aluminum fines and copper fines, while building strategic feedstock and offtake relationships.  Phase 1 will utilize commercially proven mechanical preprocessing equipment, with a strategic focus on LFP materials. Phase 2 is expected to expand the economic opportunity and upcycle the black mass to battery-grade lithium carbonate, iron phosphate and graphite utilizing proven AquaRefining™ processes and equipment. Aqua Metals believes this sequence can establish a pathway to revenue and cash flow earlier than a conventional greenfield refinery development, while relying on established equipment to reduce execution risk.

Phase 1 and Phase 2 development remains subject to completion of diligence, site acquisition, financing, permitting and customary approvals.

Positioned to Address an Underserved LFP Market

Aqua Metals believes the rapid expansion of LFP battery manufacturing for stationary energy storage systems and electric vehicles is creating one of the most underserved segments of the North American critical minerals supply chain. Based on the Company’s market analysis, informed by third-party industry research, recyclable LFP manufacturing scrap from major regional cell production is expected to increase approximately 15 times by 2030. Unlike nickel and cobalt-bearing chemistries, LFP materials require an economically efficient, lithium-focused recycling pathway that maximizes value recovery across aluminum, copper, black mass and lithium products. Aqua Metals believes its phased model is designed to address that requirement.

Technology Validation and Federal Engagement

Aqua Metals’ Innovation Center and demonstration plant at the Tahoe-Reno Industrial Center continue to serve as the technical foundation for commercialization, with more than 5,000 cumulative operating hours across extended multi-feedstock campaigns. During the quarter, the Company continued to validate commercial process flows, advance battery-grade lithium carbonate and iron phosphate product development, and support engineering of the proposed Headwaters ARC platform. The Company has demonstrated recovery of battery-grade lithium carbonate from both LFP and NMC feedstocks, with lithium carbonate independently confirmed to battery-grade specifications.

In June 2026, Aqua Metals was selected as an industrial partner on a DOE-funded Idaho National Laboratory program evaluating electrochemical alternatives to solvent extraction for nickel and cobalt. The Company does not expect the program to have a material near-term financial impact.

Commercial Partnerships

The Company’s previously announced commercial partnerships remain active, including the multi-year supply agreement with 6K Energy, the non-binding LOI with Westwin Elements, and multiple memoranda of understanding with strategic industry participants.

Aqua Metals believes these relationships, along with additional relationships now under development, will advance toward definitive commercial agreements alongside site control, equipment partner selection and product qualification at Headwaters ARC.

Outlook

Looking ahead, Aqua Metals’ priorities for the remainder of 2026 are focused on advancing Headwaters ARC toward Phase 1 execution. Near-term milestones include:

●	Completing final diligence and securing long-term site control for the selected location.
●	Finalizing Phase 1 preprocessing equipment partner selection.
●	Advancing feedstock, logistics and offtake agreements.
●	Completing site-specific engineering, construction planning and independent capital cost validation.
●	Advancing capital formation and project financing structures, including economic development incentives, grants and other project support.
●	Advancing permitting and regulatory engagement with local and state agencies.
●	Progressing toward a final investment decision for Phase 1.

“Our priorities for the balance of 2026 are specific and measurable,” Cotton added. “Secure the site, select the equipment partner, convert feedstock and offtake discussions into agreements, and complete the capital formation work required to fund Phase 1. We entered this phase debt-free and with the capital discipline that carried us through the downturn, and we intend to deploy capital in step with commercial milestones rather than ahead of them.”

Conference Call and Webcast

Aqua Metals will host a conference call and webcast to discuss these results at 4:30 p.m. ET on Thursday, July 30, 2026.

The live conference call webcast and replay can be accessed from the investor relations section of the Company’s website at https://ir.aquametals.com/.

About Aqua Metals

Aqua Metals (NASDAQ: AQMS) is commercializing a lower-cost approach to recovering and processing critical minerals in the United States. Its patented AquaRefining™ process is designed to eliminate costly one-time-use chemicals, reduce waste streams and associated disposal costs, and provide a safer working environment than conventional metals processing methods.

The Company’s staged commercialization strategy combines established mechanical processing with AquaRefining™ technology. Through its planned Headwaters ARC campus, Aqua Metals intends to recover copper, aluminum and black mass from segregated LFP battery materials using commercially proven equipment, establishing a pathway to revenue through processing before adding a simplified AquaRefining™ process to recover and valorize lithium carbonate and iron phosphate. The planned Headwaters ARC campus is designed to expand over time to process NMC battery materials and other critical mineral feedstocks, leveraging a common processing platform to serve multiple domestic supply chains.

Aqua Metals is advancing applications across battery materials, rare earth elements and other critical mineral resources. Its strategy is designed to support advanced U.S. manufacturing, create high-quality domestic jobs, strengthen resilient domestic supply chains, and enable lower-cost production of critical minerals essential to energy storage, electrification, defense and other strategic industries. For more information, visit www.aquametals.com

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc. Forward-looking statements include, but are not limited to, our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes,” “estimates,” “potential,” and variations of such words or similar expressions that convey the uncertainty of future events or outcomes, or that do not relate to historical matters. Those forward-looking statements include, but are not limited to, statements regarding the Company's commercialization plan, Headwaters ARC development, site acquisition and control, engineering, permitting, project financing, equipment procurement, feedstock supply, commercial agreements, customer offtake arrangements, expected project milestones, technology performance, anticipated commercial operations, market opportunities and future financial performance, Phase 1 and Phase 2 activities, production of high-specification black mass, aluminum fines and copper fines, AquaRefining™ deployment, recovery of battery-grade lithium carbonate and iron phosphate, future processing of NMC and other lithium-ion battery chemistries, equipment supplier and strategic processing partner selection, capital formation strategies, real estate structures, economic development support, expansion opportunities, pathways to revenue, LFP battery manufacturing growth and anticipated growth in recyclable battery manufacturing scrap.

Those forward-looking statements involve known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially, including, but not limited to, (1) the risk that we may not be able to acquire the funding necessary to develop Headwaters ARC or to maintain our current level of operations; (2) the risk that we may not complete diligence, secure long-term site control, or negotiate and execute definitive agreements on acceptable terms or at all; (3) the risk that we may not obtain the permits, approvals or project financing necessary to advance Phase 1 or Phase 2; (4) the risk that we may not be able to secure feedstock or offtake agreements or to conclude definitive agreements with our announced commercial partners; and (5) those risks disclosed in the section “Risk Factors” included in our Annual Report on Form 10-K filed on March 31, 2026 and in our subsequent filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Contacts

For Media and Investor Inquiries: aquametals@icrinc.com

AQUA METALS, INC.

Condensed Consolidated Balance Sheets - Unaudited

(in thousands, except share and per share amounts)

	June 30, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$4,744	$10,810
Note receivable - LION ENERGY, net	1,640	2,069
Interest receivable - LION ENERGY, net	24	—
Inventory	242	244
Prepaid expenses and other current assets	225	282
Total current assets	6,875	13,405

Non-current assets
Property and equipment, net	5,370	5,763
Intellectual property, net	46	76
Other assets	331	462
Total non-current assets	5,747	6,301

Total assets	$12,622	$19,706

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$393	$547
Accrued expenses	2,146	3,570
Lease liability, current portion	289	311
Total current liabilities	2,828	4,428

Non-current liabilities
Lease liability, non-current portion	152	281
Warrant liability	112	227
Total liabilities	3,092	4,936

Commitments and contingencies (see Note 13)

Stockholders’ equity
Common stock; $0.001 par value; 300,000,000 shares authorized; 3,548,104 and 3,543,978, shares issued and outstanding as of June 30, 2026, respectively and 3,004,898 and 2,999,592 shares issued and outstanding as of December 31, 2025, respectively	4	3
Additional paid-in capital	288,392	285,212
Accumulated deficit	(278,850)	(270,416)
Treasury stock, at cost; common shares: 4,126 and 5,306 as of June 30, 2026 and December 31, 2025, respectively	(16)	(29)
Total stockholders’ equity	9,530	14,770

Total liabilities and stockholders’ equity	$12,622	$19,706

AQUA METALS, INC.

Condensed Consolidated Statements of Operations - Unaudited

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Operating cost and expense
Plant operations	$564	$776	$1,065	$1,501
Research and development cost	248	295	530	631
Impairment and loss on disposal of property, plant and equipment	—	3,765	—	9,012
Provision for credit losses	2,059	—	2,496	—
General and administrative expense	1,723	2,195	4,643	4,571
Total operating expense	4,594	7,031	8,734	15,715

Loss from operations	(4,594)	(7,031)	(8,734)	(15,715)

Other income and (expense)
Interest expense	(6)	(245)	(14)	(647)
Loss on extinguishment of debt	—	(825)	—	(825)
Interest and other income	51	497	201	777
Change in fair value of warrant liability	69	836	115	1,327

Total other income, net	114	263	302	632

Loss before income tax expense	(4,480)	(6,768)	(8,432)	(15,083)

Income tax expense	—	2	2	2

Net loss	(4,480)	(6,770)	(8,434)	(15,085)

Weighted average shares outstanding, basic and diluted	3,408,273	910,129	3,322,899	860,146

Basic and diluted net loss per share	$(1.31)	$(7.44)	$(2.54)	$(17.54)